UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ) *

American National Bankshares, Inc. (AMNB)
(Name of Issuer)

Common Stock
(Title of Class of Securities)

027745 10 8
(CUSIP Number)

5/4/2023
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☑	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	027745 10 8	Page 2 of 15

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	406,573 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	406,573 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		406,573 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		3.82%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 406,573 shares of common stock of the Issuer held by Financial Opportunity Fund, LLC.

CUSIP No.	027745 10 8	Page 3 of 15

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		FJ Capital Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	554,352 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	406,573 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		554,352 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.21%
12	TYPE OF REPORTING PERSON		IA

(1)	Consists of 406,573 shares of common stock of the Issuer held by Financial Opportunity Fund LLC of which FJ Capital Management LLC is the managing member, 147,779 shares common stock of the Issuer held by Bridge Equities III, LLC, of which FJ Capital Management LLC is the sub-investment advisor; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

(2)	Consists of 406,573 shares of common stock of the Issuer held by Financial Opportunity Fund LLC of which FJ Capital Management LLC is the managing member; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No.	027745 10 8	Page 4 of 15

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Martin Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		United States
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	554,352 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	406,573 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		554,352 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.21%
12	TYPE OF REPORTING PERSON		IN

(1)	Consists of 406,573 shares of common stock of the Issuer held by Financial Opportunity Fund LLC of which FJ Capital Management LLC is the managing member, 147,779 shares common stock of the Issuer held by Bridge Equities III, LLC, of which FJ Capital Management LLC is the sub-investment advisor. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.
(2)	Consists of 406,573 shares of common stock of the Issuer held by Financial Opportunity Fund LLC of which FJ Capital Management LLC is the managing member. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.

CUSIP No.	027745 10 8	Page 5 of 15

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	147,779 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	147,779 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		147,779 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		1.39%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 147,779 shares of common stock of the Issuer held by Bridge Equities III, LLC.

CUSIP No.	027745 10 8	Page 6 of 15

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Manager, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	147,779 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	147,779 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		147,779 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		1.39%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 147,779 shares common stock of the Issuer held by Bridge Equities III, LLC of which SunBridge Manager, LLC is the Managing Member; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares.

CUSIP No.	027745 10 8	Page 7 of 15

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	147,779 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	147,779 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		147,779 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		1.39%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 147,779 shares common stock of the Issuer held by Bridge Equities III, LLC of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares, but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No.	027745 10 8	Page 8 of 15

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Realty Investment Company, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Maryland
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	147,779 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	147,779 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		147,779 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		1.39%
12	TYPE OF REPORTING PERSON		CO

(1)	Consists of 147,779 shares common stock of the Issuer held by Bridge Equities III, LLC of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC. Realty Investment Company, Inc. is the Manager of SunBridge Holdings, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No.	027745 10 8	Page 9 of 15

Item 1(a).	Name of Issuer:

American National Bankshares, Inc. (AMNB)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

628 Main Street
Danville, VA 24541

Item 2(a).	Name of Person Filing:

This Schedule 13G is being filed on behalf of the following Reporting Persons:

Financial Opportunity Fund LLC

FJ Capital Management LLC

Martin Friedman

Bridge Equities III, LLC

SunBridge Manager, LLC

SunBridge Holdings, LLC

Realty Investment Company, Inc.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

Financial Opportunity Fund LLC

7901 Jones Branch Drive, Suite 210

McLean, VA 22102

FJ Capital Management, LLC

7901 Jones Branch Drive, Suite 210

McLean, VA 22102

Martin Friedman

7901 Jones Branch Drive, Suite 210

McLean, VA 22102

Bridge Equities III, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Manager LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Holdings LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

CUSIP No.	027745 10 8	Page 10 of 15

Realty Investment Company Inc 8171 Maple Lawn Blvd, Suite 375 Fulton, MD 20759
Item 2(c).	Citizenship:

Financial Opportunity Fund LLC, FJ Capital Management LLC, Bridge Equities III, LLC, SunBridge Manager, LLC, and SunBridge Holdings, LLC – Delaware limited liability companies

Martin Friedman – United States citizen

Realty Investment Company, Inc – Maryland corporation

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

027745 10 8

Item 3.	If This Statement is Filed Pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

CUSIP No.	027745 10 8	Page 11 of 15

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

Financial Opportunity Fund LLC – 406,573 shares

FJ Capital Management LLC – 554,352 shares

Martin Friedman – 554,352 shares

Bridge Equities III, LLC – 147,779 shares

SunBridge Manager, LLC – 147,779shares

SunBridge Holdings, LLC - 147,779shares

Realty Investment Company, Inc – 147,779 shares

(b)	Percent of class:

Financial Opportunity Fund LLC – 3.82%

FJ Capital Management LLC – 5.21%

Martin Friedman – 5.21%

Bridge Equities III, LLC – 1.39%

SunBridge Manager, LLC – 1.39%

SunBridge Holdings, LLC – 1.39%

Realty Investment Company, Inc – 1.39%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote

All Reporting Persons - 0

	(ii)	Shared power to vote or to direct the vote

Financial Opportunity Fund LLC – 406,573 shares

FJ Capital Management LLC – 554,352 shares

Martin Friedman – 554,352 shares

Bridge Equities III, LLC – 147,779 shares

SunBridge Manager, LLC – 147,779shares

SunBridge Holdings, LLC - 147,779shares

Realty Investment Company, Inc – 147,779 shares

	(iii)	Sole power to dispose or to direct the disposition of

All Reporting Persons – 0

	(iv)	Shared power to dispose or to direct the disposition of

Financial Opportunity Fund LLC – 406,573 shares

FJ Capital Management LLC – 406,573 shares

Martin Friedman – 406,573 shares

Bridge Equities III, LLC – 147,779 shares

SunBridge Manager, LLC – 147,779shares

SunBridge Holdings, LLC - 147,779shares

Realty Investment Company, Inc – 147,779 shares

CUSIP No.	027745 10 8	Page 12 of 15

Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

N/A.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

N/A

Item 8.	Identification and Classification of Members of the Group.

Due to the relationships among them, the reporting persons hereunder may be deemed to constitute a “group” with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.

Item 9.	Notice of Dissolution of Group.

N/A

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No.	027745 10 8	Page 13 of 15

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 5/5/2023

Financial Opportunity Fund LLC

By: FJ Capital Management LLC, its Managing Member

By:    /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

Financial Opportunity Long/Short Fund LLC

By: FJ Capital Management LLC, its Managing Member

By:    /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

FJ Capital Management LLC

By:    /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

/s/ Martin Friedman

MARTIN FRIEDMAN

CUSIP No.	027745 10 8	Page 14 of 15

Bridge Equities III, LLC

By: SunBridge Manager, LLC, its Managing Member

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: Manager

SunBridge Manager, LLC

By: SunBridge Holdings, LLC, its Managing Member

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: President

SunBridge Holdings, LLC

By: Realty Investment Company, Inc., its Manager

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: President

realty investment company, inc.

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: President

CUSIP No.	027745 10 8	Page 15 of 15

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock American National Bankshares, Inc shall be filed on behalf of the undersigned.

Financial Opportunity Fund LLC

By:   FJ Capital Management, LLC

By:    /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

Financial Opportunity Long/Short

Fund LLC

By:   FJ Capital Management, LLC

By:    /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

fj capital Management LLC

By:    /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

/s/ Martin Friedman

MARTIN FRIEDMAN

BRIDGE EQUITIES III, LLC

By: SunBridge Manager, LLC, its Managing Member

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: Manager

SUNBRIDGE MANAGER, LLC

By: SunBridge Holdings, LLC, its Managing Member

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: President

SUNBRIDGE HOLDINGS, LLC

By: Realty Investment Company, Inc., its Manager

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: President

REALTY INVESTMENT COMPANY, INC.

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: President